EXHIBIT 4.3

The Avado Brands, Inc. Employee Stock Purchase Plan

The title of the plan described herein (the "Plan") is "The Avado Brands, Inc. Employee Stock Purchase Plan." This document amends and restates in its entirety The Avado Brands, Inc. Employee Stock Purchase Plan commenced in 1993.

Eligible Participants. Subject to the conditions and limitations set forth herein and any amendments hereto approved by the Board of Directors (the "Board of Directors") of Avado Brands, Inc. (the "Company"), each employee of the Company or any subsidiary of the Company who has been employed by the Company or any one or more of its subsidiaries for a period of at least 90 consecutive days and who is not an officer or director of the Company or a beneficial owner of five percent or more of the Company’s outstanding Common Stock is eligible to participate in the Plan.

Purpose of Plan. One purpose of the Plan is to allow eligible employees who participate in the Plan ("Participants") to acquire Common Stock of the Company ("Shares") via payroll deduction. The Plan is also designed to enable Participants to "dollar cost average", and thereby buy more Shares when the Share price is lower and fewer Shares when the Share price is higher.

Operation of the Plan. The Plan is an employee stock purchase plan that enables Participants to pay for the purchase of Shares through payroll deductions. Each Participant will be required to maintain an individual account ("Plan Account") with the Stock Transfer Department at SunTrust Bank Atlanta ("SunTrust"). Each Participant may elect to have any whole dollar amount deducted from the net pay (after deduction for taxes and other benefits) otherwise payable to such Participant, except that the amount deducted shall not be less than $10.00 or more than the Participant’s net pay. During the month following the end of each calendar quarter (generally 15-25 days following the end of each calendar quarter), the total amount withheld pursuant to the Plan with respect to pay periods ending in that quarter will be transmitted by the Company to SunTrust for deposit in the Plan Accounts, and SunTrust will enter one or more orders to purchase in the open market Shares equal in total market value to the total amount so deposited in the Plan Accounts. The price per Share charged to each Participant each quarter will be the average price per Share at which all orders for Shares pursuant to the Plan are filled in the quarter (the "Average Purchase Price"). Any fractional shares will be rounded to three decimal places. The Company will not guarantee that any or all Shares desired to be purchased by Participants pursuant to the Plan will be available for purchase in the open market on any particular date. SunTrust will not credit any Shares to Plan Accounts until orders for all Shares to be purchased in the quarter by Participants pursuant to the Plan have been filled and such transactions have settled.

According to current SunTrust policy, as long as the Shares are quoted on the OTC Bulletin Board, Participants will not be charged any fees or commissions on purchases pursuant to the Plan. However, if SunTrust’s policy regarding fees and commissions changes or the Shares start to trade in a different market, SunTrust may impose fees or commissions on purchases pursuant to the Plan. In any case, Participants will be notified before any fees or commissions are charged for purchases of Shares pursuant to the Plan.

The operation of the Plan is illustrated by the following example. A Participant authorizes $50 per pay period to be withheld pursuant to the Plan for the calendar quarter beginning October 1. Thus, $50 is withheld from each pay check for pay periods ending during the quarter, and by the end of the last pay period ending in December a total of $300 has been withheld for the quarter. If the Average Purchase Price for Shares purchased pursuant to the Plan in January is $1.00, the Participant’s Plan Account will be credited with 300 Shares. If the Average Purchase Price for Shares purchased pursuant to the Plan in January is $.50, the Participant’s Plan Account will be credited with 600 Shares.

Prior to being deposited in the Plan Accounts following the end of each calendar quarter, amounts withheld from a Participant’s pay pursuant to the Plan will be treated as part of the general funds of the Company and will not bear interest or be set aside in any trust or other special account.

The Company will not guarantee the future value of any Participant’s investment in Shares pursuant to the Plan. Participants may lose all or a portion of their investment if there is a decline in the market price of the Shares.

Election to Participate. Eligible employees may elect to participate in the Plan by completing a withholding authorization form and returning it to the Company’s Human Resources / Benefit Services Office, Hancock at Washington, Madison, Georgia 30650, at least ten days before the beginning of the first pay period ending in the calendar quarter in which the employee wishes to begin participating.

Changes or Withdrawal. Each Participant may increase or decrease the amount of his or her payroll deduction by notifying the Human Resources office at least ten days prior to the beginning of the first pay period ending in a calendar quarter, and the change will become effective with the first pay period ending in the quarter. Participating employees may make only one change in the amount withheld during any calendar year. Participants may stop deductions and cease participation in the Plan at any time; however, employees who cease participating in the Plan must remain out of the Plan for two full calendar quarters before becoming eligible to participate again. If an employee ceases participation during a quarter, amounts withheld through the end of the pay period during which he or she ceases to participate may not be withdrawn. Such amounts will be applied against Share purchases following the end of the quarter, and no further amounts will be withheld.

Plan Accounts. Shares purchased pursuant to the Plan will be held by SunTrust in street name for the account of each Participant. Any cash dividends received with respect to Shares purchased pursuant to the Plan and held in Plan Accounts will be added to payroll amounts withheld and applied against the purchase of additional Shares as long as the Participant continues to participate in the Plan. However, at this time the Company does not expect to pay any cash dividends with respect to the Company’s Common Stock.

Transfer of Shares. Subject to any applicable restrictions under Federal or state securities laws, a Participant may, at any time: (1) receive a distribution of the whole Shares in the Participant’s Plan Account, or (2) sell any or all of the whole Shares which are in the Participant’s Plan Account or which have been distributed to the Participant. The cash value of any fractional Shares in the Participant’s Plan Account will be distributed in lieu of any distribution of fractional Shares. A Participant must notify SunTrust if the Participant wishes to sell or receive a distribution of Shares in the Participant’s Plan Account. Upon termination of a Participant’s participation in the Plan, the Participant’s Plan Account will be closed and the Participant must elect to either sell or receive a distribution of the Shares in the Participant’s Plan Account. In the event of a sale of Shares through SunTrust, SunTrust will distribute to the Participant the net proceeds, after deduction for all brokerage fees, commissions and other charges in connection with such sale.

A Participant will not be allowed to pledge or grant security interests in any Shares while they are held in his or her Plan Account. Plan interests (in contrast to the Shares purchased pursuant to the Plan) may not be assigned or hypothecated at any time.

Reports. Participants will receive reports from SunTrust following the end of each calendar quarter indicating the total amounts withheld with respect to pay periods ended during the quarter and the amount of cash and number of Shares in their Plan Accounts.

Duration and Amendment of the Plan. The Board of Directors has authorized up to 725,000 Shares, subject to further adjustment for any stock split, stock dividend or recapitalization, to be purchased by Participants pursuant to the Plan. As of November 30, 2001, a total of 214,552 Shares had already been purchased by Participants pursuant to the Plan, and 510,448 Shares authorized for purchase pursuant to the Plan had not as yet been purchased by Participants. When all authorized Shares are purchased by Participants, the Plan will terminate, unless the Board of Directors elects to extend the Plan and authorize the purchase of additional Shares pursuant to the Plan. The Plan may be terminated or amended by the Board of Directors at any time prior to the purchase of all authorized Shares pursuant to the Plan. However, no change in the terms of the Plan will apply to amounts withheld prior to notification of Participants of the change.

The administrator of the Plan (the "Administrator") will be designated by the chief executive officer or chief financial officer of the Company. The Administrator will maintain the Company’s records in connection with the Plan and is responsible to the Company for the management of the Plan. The Administrator will not serve as a trustee or manager of any securities purchased pursuant to the Plan and is not authorized to represent or provide advice to any person or entity other than the Company and its executive officers in connection with the Plan. The Administrator is authorized to execute and file on behalf of the Plan all statements, reports or other documents required to be filed with or delivered to the Securities and Exchange Commission or any other government agency, person or entity in connection with the Plan. The Administrator will serve until removed by the chief executive officer or chief financial officer of the Company or until he or she dies, is disabled, or resigns.

The Plan will continue until the earlier of the date when all authorized Shares have been purchased by Participants pursuant to the Plan or the Plan is terminated by the Board of Directors.